UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2025

Lyft, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38846	20-8809830
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
185 Berry Street, Suite 400
San Francisco, California 94107
(Address of principal executive offices, including zip code)
(844) 250-2773
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.00001 per share	LYFT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Adoption of Employee Incentive Compensation Plan
On July 24, 2025, the Board of Directors (the “Board”) of Lyft, Inc. (the “Company”) approved the Company’s Employee Incentive Compensation Plan (the “Plan”).
The Plan provides for incentive awards that may be earned by Company employees for the achievement of performance goals or other terms and conditions selected by the administrator of the Plan in its discretion. The administrator has discretion to select any Company employee to participate in the Plan, including the Company’s named executive officers, David Risher (Chief Executive Officer), Erin Brewer (Chief Financial Officer), and Lindsay Llewellyn (Chief Legal and Business Officer, Corporate Secretary).
Under the Plan, the administrator in its discretion may establish a target award for each participant and a bonus pool, with any actual awards to be paid from such bonus pool. The Plan administrator also may establish any performance goals that will apply to any awards under the Plan. Any such performance goals may include, but are not limited to, the goals listed in the Plan. The performance goals may differ from participant to participant and from award to award.
The Plan will be administered by the Board or a committee appointed by the Board. Unless and until determined otherwise by the Board, the Compensation Committee of the Board will administer the Plan. The administrator of the Plan may delegate its authority and powers under the Plan to one or more directors and/or officers of the Company, which delegation may be revoked at any time. The Board may administer the Plan concurrently with any committee designated to administer the Plan and may revoke the delegation of some or all authority previously delegated. The administrator of the Plan, at any time before payment of the actual award, may change a participant’s actual award, and/or change the amount allocated to a bonus pool, based on such factors as it deems relevant. The administrator of the Plan also at any time before payment of an actual award may change any applicable performance goals. Actual awards generally will be paid in cash in a single lump sum, provided that the Plan administrator has discretion to settle an actual award with the grant of an equity award with such terms and conditions, including any vesting requirements, as determined by the administrator and pursuant to the Company’s applicable equity plan as may be in effect from time to time. To earn an actual award, a participant must be employed with the Company (or its parents, subsidiaries or other affiliates, as applicable) through the date the actual award is paid unless otherwise determined by the Plan administrator. Payment of an actual award generally will be made as soon as practicable after the end of the applicable performance period and after the actual award is approved by the Plan administrator.
The administrator of the Plan has the authority to modify, amend, suspend or terminate the Plan, or any part of the Plan, at any time, provided that such action does not materially alter or materially impair any rights or obligations of any actual award earned by a participant absent such participant’s consent. The Plan will remain in effect until terminated in accordance with its terms.
The foregoing summary of the Plan is qualified in its entirety by reference to the full text of the Plan which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
Item 9.01    Financial Statements and Exhibits
(d) Exhibits:

Exhibit No.	Exhibit Description
10.1	Lyft, Inc. Employee Incentive Compensation Plan
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LYFT, INC.

Date:	July 29, 2025	/s/ Erin Brewer
Erin Brewer
Chief Financial Officer